EXHIBIT 10.5


                         INTERMEDIATE TERM BONUS PLAN


The intermediate term bonus plan is intended to provide the CEO with an incentive tied to the sustained improvement in Company financial performance. The amount earned under the plan will be based on the Company meeting or exceeding prescribed goals in revenue growth and return on equity (ROE) for 1995 and 1996.

Depending on the Company's performance for 1995 and 1996, the value of Mr. ZurSchmiede, Jr.'s bonus could range from zero to 150 percent of his 1994 cash bonus ($140,000). The threshold goals in average annual revenue growth and average return on equity for 1995 and 1996 are 8 percent average annual growth in revenue and 12 percent average return on equity. Target average annual revenue growth equals 10 percent and target average return on equity equals 14 percent. Maximum payout is earned if average annual growth in revenue equals 12 percent and average annual return on equity equals 16 percent. Both thresholds must be met for any award to be earned. If both thresholds are met or exceeded, the payment will equal (i) $70,000 plus (2) $17,500 times the sum of (a) the percentage by which average revenue growth exceeds 8 percent (up to a maximum of four percentage points), plus (b) the percentage by which average return on equity exceeds 12 percent (up to a maximum of four percentage points).

Return on equity is defined as net earnings for the year divided by stockholders' equity as of the beginning of the year. Revenue is defined as net sales. Average return on equity will be the simple average of the return on equity for each of the two years. Average revenue growth will be the simple average of the percentage growth from the prior year for each of the two years. All calculations will be based on the figures reported to shareholders in each year's annual report. There will be no adjustments for extraordinary or nonrecurring items. All calculations will be rounded to two decimals.